AMENDMENT NO. 3 TO BUSINESS SERVICES AGREEMENT

This Amendment No. 3, dated as of October 29, 2018 (“Amendment 3”), to the Business Services Agreement, dated as of December 29, 2017 (“Agreement”), as amended by Amendment No. 1 and Amendment No. 2, is entered into between ICOx Innovations, Inc., formerly AppCoin Innovations Inc., a corporation having its office located at 4101 Redwood Avenue, Building F, Los Angeles, CA 90066 (“ACI”), and RYDE Holding Inc., formerly WENN Digital Inc., a corporation having its office located at 4155 Redwood Avenue, Building F, Los Angeles, CA 90066 (the “Client”). Terms not otherwise defined in this Amendment shall have the meanings ascribed thereto in the Agreement.

1.	Section 18(a), is deleted and restated in its entirety with the following:

“ACI may terminate this Agreement at any time upon the provision of thirty (30) days written notice to Client. Client may terminate this Agreement at any time after December 31, 2019, upon the provision of thirty (30) days written notice to ACI.”

2.	Section 18(b), Termination on Notice, is deleted and restated in its entirety as follows:

“If ACI provides such notice, Client shall, in its sole discretion, have the right to immediately terminate the Agreement and ICOx will be entitled to no further compensation except for any Fees earned prior to the date of the termination of this Agreement, and the other fees set forth on Schedule A, which are due regardless of such early termination.”

3.	Section 18(c), Termination on Notice, is deleted and restated in its entirety as follows:

“If Client provides such notice, ICOx shall, in its sole discretion, have the right to immediately terminate the Agreement and ICOx will be entitled to no further compensation except for any Fees earned prior to the date of the termination of this Agreement, and the other fees set forth on Schedule A, which are due regardless of such early termination.”

4.	Section 12, is deleted and restated in its entirety as follows:

“Company may disclose to the public the existence of this Agreement and identify Client as a client of Company, through any medium, including, but not limited, to electronic and print publications, Company’s website, interviews and press releases. Client agrees and understands that Company shall have the authority, at its discretion, to issue press and media releases on behalf of Client as related to the services and any ICO, with the approval of Client. In this regard, Client acknowledges that time is of the essence with respect to such press and media releases, and agrees to respond to and provide any comments on any press or media releases prepared by Company, within two (2) business days of receipt, and to diligently work with Company to finalize and approve any such press releases. In accordance with all applicable laws, including the Client’s disclosure obligations under applicable securities laws, the Client is expressly permitted to make any required disclosures of this Agreement, including the material terms hereof.”

5.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with Amended and Restated Schedule A, which is attached hereto.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

ICOX INNOVATIONS, INC.

By:	/s/ Michael A. Blum
Name:	Michael A. Blum
Title:	Chief Financial Officer

RYDE HOLDING INC.

By:	/s/ Jan Denecke 10/29/2018
Jan Denecke, CEO

AMENDED AND RESTATED

SCHEDULE A

BUSINESS SERVICES, MONTHLY RATE, SCOPE OF WORK, AND TERM

All capitalized terms not otherwise defined in this Amended and Restated Schedule A shall have the meaning ascribed to them in the Business Services Agreement, as amended (“Agreement”) to which this Amended and Restated Schedule A is attached. All figures in United States Dollars, applicable taxes are in addition.

● Scope of Work Activities			Fixed Fee	Monthly Fee
1. Services (October 1, 2018 –	1. Corporate Development and Governance		$1,100,000 (the	N/A
Dec 31, 2019) (the “2018-19 Services”)	●	Board and Corporate Strategy Management via implementation of RIPKIT Process.	“2018-19 Service Fees”)
	●	Board and Corporate governance management.
2. Business Development and Technical Services
	●	Business Modeling and Scoping and Development.
	●	Advisory services surrounding token models, deployment, utilization and liquidity.
	●	Advisory services of sourcing and guidance surrounding creation of company applications for token usage and customer integration of such.
	●	Introductions and relationships development to create and support use cases for the network and token.
3. Business Awareness
●

Public relations and strategies maximizing physical and digital outreach, including traditional and social media channels and management of agencies if engaged by or on behalf of the company (Services will not include any distribution or marketing related services, or assistance regarding the offer or sale of any Tokens or any services in connection with any financing by the Client, unless in compliance with applicable government and regulatory body laws and regulations);

	●	Presentation materials;
	●	Initial Community Development & Management Strategy;
	●	Whitepaper, Presentation decks, Infographics preparation and continued iterative reviews;
	●	Legal services and sourcing (within scope).

4. Financial and Administrative
	●	CFO Function
	●	North America Office Management
	●	North America Administrative

5. Media Management
	●	News release management
	●	Social media
	●	Social media monitoring

● Scope of Work Activities			Fixed Fee	Monthly Fee
2. Additional Fees for 2018-19 Services	●	ICOx will be entitled to receive additional fees for 2018-19 Services upon the occurrence of the following events: The Client engages an Investment Banker for a financing round of $10M+	$250,000.00 Minimum cash of $300.000,00 to be raised for this fee of $250,000 to be payable.	N/A
	●	The Client receives an injection of capital from any source of Financing (including Equity, JV, SAFTs, token financing, revenue royalty financing or any other sources of financing other than Debt Financing) in an Aggregate amount in excess of $18,000,000.	$500,000	N/A
	●	For every $5,000,000 over $18,000,000 in financing as defined above	$500,000	N/A
	●	For every $500,000 of new Debt Financing	$15,000	N/A
3. Monthly Services (January 1, 2020 – December 31, 2020) (the “2020	●	Board and Corporate Strategy Management via implementation of RIPKIT Process.	N/A	$35,000.00 (“2020 Monthly
Monthly Services”)	●	Board and Corporate governance management.		Service Fees”)

4. Additional Fees and Milestones	Completion of an aggregate of $1M net revenue as defined in the Kodak Licence Agreement in transaction volume on the network through transactions brought to the network by Company either directly, through strategic partnerships, or other business development efforts. ACI has to provide Client notice before engaging with a new partner. Client needs to approve in writing the new partner as an approved partner for the purposes of earning this fees by ACI.		$100,000.00	N/A
	Creation, or introduction of a third party that results in, a business development relationship or business initiative, including, but not limited to, a joint venture partner, that results in an aggregate of $1,000,000 or more net revenue as defined in the Kodak Licence Agreement or more in transaction volume or revenue. ACI has to give client notice before starting any reach out or discussion with a potential partner. Client needs to approve if he is willing to onboard the partner through ACI.		$100.000.00	N/A
	Creation of any business relationship that quantitatively or qualitatively (as determined by the board in its reasonable discretion) increases the value of the company by $1M.		$35,000.00 per $1M increase, up to an aggregate fee of $1,015,000.	N/A

● Scope of Work Activities	Fixed Fee	Monthly Fee
5. Token Fee	20,000,000 in Tokens based upon 100M tokens issued, which number shall be increased on a pro rata basis, if, at any time, Client issues more than 100 million tokens (the “Token Fee”).	Previously Earned and shall be issued in connection with the first release of any Tokens to any party.

Term

This Agreement will continue to until December 31, 2020, unless earlier terminated by either ICOx or the Client in accordance with Section 18 of the Agreement. ICOx will provide the 2018-19 Services for the period commencing October 1, 2018 and ending December 31, 2019. ICOx will provide the 2020 Monthly Services for the period commencing January 1, 2020, and ending on December 31, 2020; provided, however, the term of the 2020 Monthly Services shall automatically renew for successive one (1) year periods (each a “Renewal Term”) after December 31, 2020; provided, Client continues paying the 2020 Monthly Service Fees during such renewal periods. Either party may terminate a Renewal Term by providing the other party with 30 days advance written notice.

The 2018-19 Service Fees are deemed earned as of the date hereof, however, subject to the termination provisions set forth herein, shall not be due and payable until the Client, or any of its affiliates, closes on the sale of SAFTs, equity, or token financings, joint venture financings, in a minimum aggregate amount of $12M, including closings occurring prior to the date hereof. The 2020 Monthly Service Fees will be due at the beginning of each month commencing January 1, 2020.

Notwithstanding anything to the contrary set forth in the Agreement, if this Agreement is terminated early (early means before 31. 12. 2019), (a) the 2018-19 Service Fees shall be immediately due in full (but only under the condition precedent that the aggregate amount of $12M (see above) is achieved either before or after the termination date), (b) any additional fees and milestone fees earned shall be immediately paid in full (if the condition precedent / milestones defined above are achieved) (c) the Token Fee shall be immediately transferred to ICOx, and (d) any future adjustment in the number of Tokens issued by Client, to over 100 million, shall result in the immediately issuance to ICOx of 20% of such additional Tokens.

Client acknowledges that all fees and other amounts paid to Company with respect to Services provided prior to the date hereof, have been earned in connection with prior Services, and shall not be credited against any Monthly Service Fees or other amounts due hereunder.

Broker-Dealer

It is understood that the Client intends to engage in an exempt offer and sale of convertible debt, equity, SAFTs and/or Tokens (“SAFT Sale”) in compliance with U.S. federal and state securities laws and the laws of any other applicable jurisdiction, and in connection with any SAFT Sale, that such SAFTs and/or Tokens may be deemed to be securities under applicable law. The parties acknowledge and agree that ICOx is not engaged in the business of effecting transactions in securities for the account of others and is not a registered broker-dealer with the Securities and Exchange Commission (the “SEC”), any Canadian securities commissions, the securities regulatory authorities of any other foreign jurisdiction, or any other Canadian, United States or foreign governmental agency or self-regulatory organization. The parties further acknowledge and agree that ICOx will not be involved in the introduction of any investors or the offer and sale of any securities in the SAFT Sale and that nothing herein is intended to create any obligation on the part of ICOx to perform any services that might require ICOx to register as a broker-dealer with the SEC, any Canadian securities commissions, securities regulatory authorities of any other country, or any other Canadian, or US federal, state or provincial agency, or self-regulatory organization. In the event that ICOx or its personnel are asked to participate in any activities on behalf of the Client that would require broker-dealer registration, participating personnel will be properly licensed and registered with a broker-dealer and the activities will be conducted in compliance with the laws of the appropriate jurisdiction.

The Client further acknowledges that it has retained the services of a registered broker-dealer and member firm of the Financial Industry Regulatory Authority, Inc. to conduct the offer and sale of SAFTs and/or Tokens in the SAFT Sale. The Client acknowledges and warrants that it has engaged such broker-dealer in its sole discretion. The Client shall have the authority to control all discussions and negotiations regarding any proposed or actual offering or sale of any SAFTs and/or Tokens. Nothing in this Agreement shall obligate the Client to actually offer or sell any of its SAFTs and/or Tokens or consummate any transaction. The Client may terminate any negotiations or discussions at any time and reserves the right not to proceed with any offering or sale of its SAFTs and/or Tokens.

Client shall maintain full and accurate books of account, records and other relevant data pertaining to amounts due to Company hereunder. Company shall be entitled during business hours and on reasonable notice, to inspect and examine Client’s books of account, records, and other pertinent data that is relevant to the calculation of amounts due to Company hereunder. In the event that any such audit shows that there was a deficiency in payment of amounts due to Company hereunder, the deficiency shall become immediately due and payable, subject to Client’s right to dispute the audit. The costs of an audit performed by Company or its agents or representatives shall be paid by Company unless Client understated amounts due hereunder by more than Five Percent (5%) for any quarterly period covered by such audit, in which case Client shall pay the reasonable costs of the audit, including reasonable fees and expenses.

IN WITNESS WHEREOF, the undersigned have executed this Schedule as of the date first set forth above.

ICOX INNOVATIONS, INC.

By:	/s/ Michael A. Blum
Name:	Michael A. Blum
Title:	Chief Financial Officer

RYDE HOLDING INC.

By:	/s/ Jan Denecke
Jan Denecke, CEO